Exhibit 99.1

300 River Place Suite 4950 Detroit, MI 48207 www.uahc.com
FOR IMMEDIATE RELEASE
United American Healthcare Corporation Announces Agreement with
Largest Shareholder and Potential Additional Investment
DETROIT — March 22, 2010 — United American Healthcare Corporation (Nasdaq: UAHC) today announced that the Company has entered into an agreement with St. George Investments, LLC (St. George), under which St. George has agreed to withdraw its own slate of candidates for the UAHC Board of Directors and vote in favor of the candidates nominated by UAHC’s Board at the Annual Meeting of Shareholders scheduled to be held on April 23, 2010. St. George is the largest shareholder in UAHC, currently holding 23.13% of the Company’s outstanding common stock. John M. Fife and Iliad Research and Trading, L.P., (collectively, the Fife Group), affiliates of St. George, recently assigned their beneficial interest in all of the foregoing shares to St. George.
“We are pleased to have reached an agreement with St. George that supports the efforts of our Board and management team in shaping the future direction of our Company,” said William Brooks, CEO of United American Healthcare. “In addition to endorsing the Board’s nominees with their votes at the upcoming Annual Meeting, St. George is willing to provide additional equity capital and valuable insight in identifying potential acquisition candidates, which the Board continues to believe is the best strategic alternative to enhance shareholder value.”
Under terms of the agreement, St. George has agreed to vote its shares in accordance with the recommendations of the UAHC Board of Directors on all matters brought before the shareholders for at least 18 months. In addition, St. George has agreed to customary standstill provisions during that period which, in general, provide that St. George will not: participate in any business combination or transaction involving any material portion of the Company’s business or other assets; participate in a solicitation of proxies; propose any matter for submission to a vote of shareholders of the Company; or call a meeting of the shareholders of the Company, or take any other action to seek to affect the control of the Company’s management or the Board. St. George also has agreed to limit its stock ownership from open market purchases to 35% of the Company’s outstanding common stock.
Under further provisions of the agreement, St. George has granted the Company the right to require St. George to invest $600,000 in the Company in exchange for newly-issued shares of non-voting Series A Convertible Preferred Stock at a price equal to the then-prevailing market price of the Company’s common stock based on a 30-day weighted average. In addition, the Company has a call right to purchase all common stock (including shares that would be acquired upon conversion of the preferred stock) held by St. George on or prior to Sept. 30, 2011 for a specified price, and St. George has a put right to sell such securities to the Company from Oct. 1, 2011 to April 1, 2012 for a specified price.
St. George has also agreed to help the Board identify potential acquisition targets and assist in connection with any such acquisition at the request of the Board, without compensation. St. George and its affiliates have significant history and expertise in identifying and executing strategic mergers and acquisitions, which UAHC’s Board and management team believe will provide an important asset as they evaluate strategic alternatives for the Company.
St. George’s founder and president, John Fife, said, “Our confidence is with United American Healthcare’s current management and Board of Directors. They have extensive experience and have guided UAHC as well as other companies through multiple challenges. We believe that stability and continuity are in everyone’s best interest as the management team continues to apply their expertise to developing the best strategies to enhance shareholder value.”

For a complete description of the terms and conditions of the agreement, see the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission, which investors may access at the investor relations section of the Company’s website or at the SEC’s website at www.sec.gov.
About St. George Investments, LLC
St. George Investments, LLC is an Illinois limited liability company based in Chicago that, directly and through its affiliates, is in the business of making strategic investments in publicly-traded companies.
About United American Healthcare Corporation
United American Healthcare Corporation (UAHC) is a healthcare management company that has pioneered the delivery of healthcare services to Medicaid recipients since 1985. For more information, please visit the Company’s web site at www.uahc.com.
United American Healthcare Corporation Safe Harbor Statement
Forward-looking statements by United American Healthcare Corporation, including those in this announcement, involve known and unknown risks, which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the ongoing impact of the U.S. recession, the termination of the TennCare contract, the wind-down of the CMS contract, the review of strategic alternatives, the ongoing impact of the global credit and financial crisis and other changes in general economic conditions, the effects of state and federal regulations, the effects of acquisitions and divestitures, and other risks described from time to time in each of United American Healthcare’s SEC reports, including quarterly reports on Form 10-Q, annual reports on Form 10-K, and reports on Form 8-K.
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Contacts:
Company	Investor Relations

Bill Dennis, CFO and Treasurer United American Healthcare Corporation 313-393-4571 investor_relations@uahc.com	Jeff Tryka, CFA Lambert, Edwards & Associates 616-233-0500 jtryka@lambert-edwards.com